Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated March 1, 2017

Registration Statement No. 333-213497

TELUS Corporation

Final Term Sheet
U.S.$500,000,000
3.700% Notes, due September 15, 2027

Issuer:	TELUS Corporation (“TELUS” or the “Company”)
Issue:	U.S.$500,000,000 3.700% Notes, due September 15, 2027 pursuant to the Amended and Restated Short Form Base Shelf Prospectus dated August 30, 2016 and the Prospectus Supplement dated March 1, 2017
Expected Ratings (Moody’s / S&P / Fitch / DBRS)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable) / BBB (High) (Stable)
Trade Date:	March 1, 2017
Settlement Date:	March 6, 2017 (T+3)
Principal Amount:	U.S.$500,000,000
Maturity Date:	September 15, 2027
Coupon:	3.700%
Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2017
Benchmark Treasury:	2.250% due February 2027
Benchmark Treasury Price / Yield:	98-04+ / 2.462%
Spread to Benchmark Treasury:	+125 bps
Yield to Maturity:	3.712%
Public Offering Price:	99.895%
Redemption Provisions:
Make-whole Call:	Callable prior to June 15, 2027 at the greater of (i) the discounted value of the notes at the Adjusted Treasury Rate plus 20 basis points or (ii) par.
Par Call:	Callable on or after June 15, 2027 at par.
Use of Proceeds:

The net proceeds will be used to fund repayment, on maturity, of C$465 million of the principal amount outstanding on TELUS’ Series CD Notes due March 2017, to repay outstanding commercial paper and for general corporate purposes. Pending any such use of the net proceeds, the Company will invest the net proceeds in bank deposits and short-term marketable securities.

CUSIP/ISIN:	87971M BF9 / US87971MBF95
Minimum Denominations:	U.S.$2,000 of principal amount and any integral multiple of U.S.$1,000 in excess thereof.
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
BMO Capital Markets Corp.
CIBC World Markets Corp.
Co-Managers:	Scotia Capital (USA) Inc.
TD Securities (USA) LLC
HSBC Securities (USA) Inc.
National Bank of Canada Financial Inc.
Wells Fargo Securities, LLC

J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

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Changes to the Preliminary Prospectus Supplement

On March 1, 2017, TELUS priced a Canadian offering of C$325,000,000 aggregate principal amount of 4.700% notes due March 6, 2048 (the “Canadian Notes”). The Canadian Notes comprise a portion of the expected additional debt described under the heading “Summary of the Offering—Expected Additional Debt” and elsewhere in the Preliminary Prospectus Supplement. TELUS intends to use the net proceeds from the issuance of the U.S.$500,000,000 3.700% Notes, due September 15, 2027 and the Canadian Notes to fund repayment, on maturity, of C$700 million of the principal amount outstanding on TELUS’ Series CD Notes due March 2017, to repay outstanding commercial paper and for general corporate purposes. The Canadian Notes are being offered only by means of a prospectus in each of the provinces of Canada. The offering of the Canadian Notes is not being made in the United States. Conforming changes are made throughout the Preliminary Prospectus Supplement to reflect the issuance of the Canadian Notes.

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*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (File No. 333-213497) (including an amended and restated short form base shelf prospectus dated August 30, 2016) and a preliminary prospectus supplement dated March 1, 2017 (including the amended and restated short form base shelf prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or RBC Capital Markets, LLC at 1-866-375-6829.